EXHIBIT 99

                                  PRESS RELEASE
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FOR IMMEDIATE RELEASE                                Contact: Ronald L. Hankey
                                                                (717) 334-3161


                          ACNB CORPORATION CONSUMMATES
                  AFFILIATION OF FARMERS NATIONAL BANCORP, INC.


GETTYSBURG, Pa., March 1 -- ACNB Corporation announced the consummation of the affiliation of Farmers National Bancorp, Inc., parent company of Farmers National Bank of Newville, effective March 1, 1999. Shareholders of Farmers National Bancorp, Inc. will receive 2.266 shares of common stock of ACNB Corporation for each share of Farmers National Bancorp, Inc. common stock held on this date. A total of approximately 561,968 shares of common stock will be issued by ACNB Corporation in connection with this transaction.

     The affiliation was completed pursuant to an Agreement and Plan of Reorganization dated July 28, 1998. Shareholders of Farmers National Bancorp, Inc. approved the Agreement at the Special Meeting of Shareholders held on December 15,1998. The Agreement provides for Farmers National Bancorp, Inc. and Farmers National Bank of Newville to become wholly-owned subsidiaries of ACNB Corporation.

     Ronald L. Hankey, Chairman and Chief Executive Officer of ACNB Corporation said, "We are extremely pleased to have Farmers National Bank of Newville join our banking family, and are confident that the affiliation will be beneficial to the consumers and businesses in the Newville area. Additionally, we view this partnership as an opportunity for ACNB Corporation to further support the ideals of community banking in another local marketplace. We will continue to support the deposit and lending initiatives of Farmers National Bank of Newville, as well as look forward to introducing new financial products and services. ACNB Corporation is truly gratified to become a part of the Newville community."

                                                                      MORE. . .

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PRESS RELEASE
ACNB CORPORATION
MARCH 1, 1999
PAGE 2


     "The affiliation will have a positive effect on the community because both organizations have the same personal service philosophy toward customers," said Edgar S. Heberlig, Chairman of the Board of Directors of Farmers National Bancorp, Inc. "Since Farmers National Bank of Newville will operate as an independent community bank, our customers will continue to have the same familiar faces wait on them when conducting their banking transactions."

     As of March 1, 1999, ACNB Corporation is a multi-bank holding company with two wholly-owned subsidiaries -- Adams County National Bank and Farmers National Bank of Newville. Total assets of ACNB Corporation are approximately $545 million. Adams County National Bank serves its marketplace via a network of fourteen community banking offices located throughout Adams County and in Hanover. Farmers National Bank of Newville operates three banking offices in the Newville, Cumberland County, area.



ACNB#99-03
March 1, 1999